Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into this 24 day of February, 2008, by and between Cyalume Technologies, Inc., a Delaware corporation (the “Company”), and Derek Dunaway (the “Executive”).

WHEREAS, the Company desires to secure the services of the Executive, the Executive desires to commence employment with the Company, and each desires to enter into an agreement to provide for the terms of such employment as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board” means the board of directors of the Company.

“Employment Period” means the period beginning on the date of this Agreement and ending on the date on which the Executive is no longer employed by the Company.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

”Subsidiary” means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of units entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Company.

2.             Employment.

 (a)           Employment.  The Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement during the Employment Period.

 (b)           Position and Duties.

 (i)           Position.  During the Employment Period the Executive shall serve as the President and Chief Executive Officer of the Company under the supervision and direction and reporting directly to the Cyalume Board.

 (ii)           Responsibilities.  In the Executive’s capacity as the President of the Company, the Executive shall perform such duties as are customarily performed by a President of a non-public company of comparable size and shall have such power and authority as shall reasonably be required to enable him to perform such duties hereunder.  The Executive shall attend Board meetings as requested by the Board.  The Executive will have such other duties and responsibilities as the Board may reasonably determine from time to time, and the Executive will faithfully perform such duties to the best of his ability.

 (iii)         Time to be Devoted to Employment.  Except for vacation, absences due to temporary illness and absences resulting from a disability, the Executive shall (A) devote substantially all of his business time, attention, energy and skills to the business of the Company, (B) use his best efforts to promote the success of the Company’s businesses, and (C) cooperate fully with the Board in the advancement of the best interests of the Company.

 (iv)         Policies.  The Executive will be subject to, and will comply with, the policies, standards and procedures generally applicable to senior management employees of the Company from time to time.

 (c)           Base Salary and Benefits.

 (i)           Base Salary.  During the Employment Period, the Company will pay to the Executive a base salary (the “Base Salary”) at the annual rate of $250,000.  The Base Salary shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding, payroll and other taxes.

 (ii)          Vacation.  During the Employment Period, the Executive shall be entitled to three (3) weeks paid vacation during each 12-month period worked.  If the Executive is employed hereunder during a calendar year for less than all of that year, he shall be entitled in that year to a number of such vacation days, pro rated based on the number of days worked during such year. Unused vacation days shall not accumulate or roll over between calendar years.

 (iii)         Benefits.  In addition to the Base Salary, the Executive shall be entitled, during the Employment Period, to participate in such employee benefit plans generally made available to senior management employees of the Company, subject to the terms and conditions thereof and subject to change from time to time (the “Benefit Plans” and the benefits offered under the Benefit Plans being herein referred to as the “Benefits”).

 (iv)         Business Expenses.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, in each case which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. The Executive must furnish the Company with evidence relating to such expenses as the Company requires to substantiate such expenses for tax and accounting purposes. During the Employment Period, the Executive shall be entitled to a  monthly car allowance in the amount of $1,000, which allowance shall be paid in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary tax withholding.

 (d)           Termination.

 (i)           The Employment Period shall terminate (x) upon the Executive’s death or disability, (y) upon the Executive’s voluntary resignation of his employment with the Company, or (z) by the Company for any reason.  The effective date of the termination of the Employment Period pursuant to this Section 2(d) is hereinafter referred to as the “Termination Date.”  Except as otherwise provided herein, the Termination Date with respect to termination of the Employment Period by the Company shall be the date specified by the Company in a written notice to the Executive.  Upon the termination of the Employment Period, the Executive shall be entitled to (1) all previously earned and accrued but unpaid Base Salary up to the Termination Date, (2) all unpaid vacation and reimbursable expenses which have accrued up to the Termination Date and (3) any other amounts the payment of which is required by applicable law, but shall not be entitled to any further Base Salary or Benefits for the remainder of that year or any future year, or to any severance compensation of any kind, nature or amount.

 (ii)          Any payments pursuant to this Section 2(d) shall be made in regular payroll payment installments in accordance with the Company’s general payroll practices and as of the date of the final such payment, the Company shall have no further obligation to the Executive pursuant to this Section 2(d) except as provided by applicable law.

3.             Confidential Information.  The Executive acknowledges that the information, observations and data obtained by the Executive while employed by the Company concerning the business and affairs of the Company and/or any Affiliated entity (collectively, the “Confidential Information”), are the property of the Company and/or an Affiliated entity, as applicable.  Therefore, the Executive agrees that he shall not disclose to any unauthorized Person or use for his own account any Confidential Information unless such Confidential Information (i) is generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act; (ii) is rightfully received by the Executive from a party who was not subject to any obligations of confidentiality; or (iii) the Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided, that in such case, the Executive shall promptly inform the Company of such order, shall cooperate with any effort by the Company to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the extent necessary to comply with any such court order.  If in the absence of a protective order or the receipt of a waiver hereunder, the Executive, on the written advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive shall, at the reasonable request of the Company, use his best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The Executive shall deliver to the Company at the termination of the Executive’s employment, or at any other time that the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and all copies thereof) relating to the Confidential Information or Work Product which he may then possess or have under his control.

4.            Inventions, Work Product.  The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information and other intellectual property rights which relate to any member of the  Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (collectively, “Work Product”), belong and are the property of the Company.  The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

5.             Noncompetition; Nonsolicitation.

 (a)           The Executive acknowledges that in the course of his employment with the Company and its Subsidiaries he will become familiar, with the Company’s trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, the Executive agrees that, for the period of twelve (12) months following the Termination Date (such period, the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, operate or in any manner engage (including by himself or in association with any Person) in any business in North America or France (or any other country in which the Company and its Subsidiaries operate or could reasonably be anticipated to operate during the Noncompete Period) that, directly or indirectly has as a business purpose or any activity which is or may reasonably be construed to be competitive with the business of the Company and its Subsidiaries as conducted at any time during the Noncompete Period (including changes or expansions in the businesses or the products sold or distributed reasonably anticipated during such time period).

 (b)           During the Noncompete Period, the Executive shall not directly or indirectly (whether individually or through another Person):  (i) influence or attempt to influence any of the customers, suppliers, licensees, licensors, sponsors or other business relations of any member of the Company to divert their business or patronage from any member of the Company to any other Person engaged in a similar business or to decrease or cease doing business with any member of the Company, or in any way interfere with the relationship between any customer, supplier, licensee, licensor, sponsor or other business relation and the Company; (ii) disclose to any Person the names, addresses, or requirements of, any customers of the Company, the prices charged to such customers or the practices used in servicing such customers; (iii) make any statement or do any act intended to cause existing or potential customers of the Company to make use of the services or purchase the products of any competitive business; (iv) hire or attempt to hire any (A) active employee of the Company and (B) person who was an employee of the Company at any time within the twelve (12) month period prior to being hired by the Executive for any kind of employment; or (v) induce or attempt to induce any employee of the Company to leave his or her employ or in any way interfere with the relationship between the Company and any of its employees.

 (c)           The parties hereto acknowledge and agree that the Company will suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained in this Section 5. The Executive further acknowledges that the restrictive covenants set forth in this Section 5 are of a special, unique and extraordinary character, the loss of which cannot be adequately compensated by monetary damages.  The Executive agrees that the periods of restriction and geographic area of restriction imposed by the provisions of this Section 5 are fair and reasonable and are reasonably required for the protection of the Company in whose favor such restrictions operate. The Executive acknowledges that, but for the Executive’s agreements to be bound by the restrictive covenants set forth in this Section 5, the Company would not have entered into this Agreement.  In the event of an alleged or threatened breach by the Executive of any of the provisions of Sections 3 or 5, the Company or its successor or assign may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent any violations of the provisions hereof.  In the event of a violation by the Executive of any of the provisions of this Section 5, the Noncompete Period shall be tolled from the date of the violation until such violation is resolved.

 (d)           If, at the time enforcement is sought of any of the provisions of this Section 5, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

 (e)           The refusal or failure of the Company to enforce any of the restrictive covenants set forth in Sections 3 and 5 against the Executive, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company of the restrictive covenants set forth herein, nor shall it give rise to any claim or cause of action by the Executive against the Company.  If any action should have to be brought by the Company against the Executive to enforce the restrictive covenants set forth in Sections 3 and 5, the Executive agrees that the Company is entitled to preliminary and permanent injunctive relief restraining the Executive from violating any of such restrictive covenants and shall be entitled to seek all other legal and equitable remedies provided under applicable law.  The Executive expressly acknowledges that the restrictive covenants set forth in Sections 3 and 5 apply to any successor or assign of the Company as a direct third-party beneficiary and that such restrictive covenants are expressly intended for the benefit of such successor and assign.

6.             Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be effective if delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with telephonic confirmation by the sending party. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Cyalume Technologies, Inc.c/o Columbus Nova
Citigroup Center
153 East 53rd Street
New York, New York 10022
Attention: Jason Epstein and Steven Flyer
Facsimile No.: (212) 308-6623

With a copy (which shall not constitute a notice to the Company) to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Attention: Jai Agrawal
Facsimile No.: (212) 446-6460

To the Executive:

Derek Dunaway
7111 Woodmont Ave.
Apt 717
Bethesda MD, 20815
Facsimile No.: (413) 788-4817

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

7.             Miscellaneous.

 (a)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction.

 (b)           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

 (c)           Counterparts; Facsimile and Email Signatures.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  Facsimile or scanned and emailed counterpart signatures to this Agreement shall be acceptable and binding on the parties hereto.

(d)            Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns; provided, that the services provided by the Executive under this Agreement are of a personal nature and rights and obligations of the Executive under this Agreement shall not be assignable.

(e)            Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(f)            Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(g)           Remedies Upon Breach. In addition to, and not in limitation of, the provisions of Sections 3, 4 and 5 hereof, the Executive agrees that any breach of this Agreement by him may cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond or other security.  With respect to any dispute between the Company and the Executive as to the interpretation, terms, validity or enforceability of this Agreement, the losing party in such dispute shall pay to the prevailing party all of the prevailing party’s costs and expenses, including reasonable attorneys’ fees in connection with the enforcement of this Agreement.

(h)            Executive’s Cooperation.  During the Employment Period and thereafter, the Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation if the Executive is not then employed by the Company.

(i)             Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.

(j)             No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(k)            No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(l)             Section 409A.  It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code.  The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company and the Executive shall, to the extent necessary to comply with Section 409A of the Code, agree to act reasonably and in good faith to mutually reform the provisions of this Agreement to avoid the application of or excise tax under Section 409A of the Code.  Notwithstanding any other provision herein, to the extent required by Section 409A of the Code, any payment payable to the Executive due to his “separation from service” (as defined under Section 409A) shall be deferred during the six-month period commencing on such separation from service and paid to the Executive in a lump sum promptly after the expiration of such six-month period.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

CYALUME TECHNOLOGIES, INC.

By: /s/ Jason Epstein

EXECUTIVE:

/s/ Derek Dunaway